                                                                  Exhibit (h)(2)

                           ADMINISTRATION AGREEMENT



          THIS ADMINISTRATION AGREEMENT is made as of March 5,   1991, by and
between Fahnestock & Co. Inc., a New York corporation ("Fahnestock"), and The Fahnestock Funds, a business trust created under the laws of the Commonwealth of Massachusetts ("Trust").

            WHEREAS, Fahnestock is the distributor of shares of Trust, an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended; and

               WHEREAS, Trust desires to retain Fahnestock as administrator to perform certain administrative services for Trust in addition to its services as distributor of Trust's shares and Fahnestock is willing to render such services on the terms and conditions hereinafter set forth:

          NOW, THEREFORE, the parties agree as follows:

          1. Trust hereby appoints Fahnestock as administrator of Trust with respect to the Hudson Capital Appreciation Fund series of shares of beneficial interest (the Fund") and all other series of shares of beneficial interest of Trust which may subsequently be created for the period and on the terms set forth below. Fahnestock hereby accepts such appointment and agrees to render the services described herein for the compensation herein provided, subject to the overall supervision of the Board of Trustees of Trust.

          2. Fahnestock shall provide (a) facilities for meetings of the Board of Trustees and shareholders of Trust (to the extent reasonably requested by Trust); (b) office facilities (which may be Fahnestock's own offices) and personnel to assist Trust's officers and Hudson Capital Management, Inc. ("Hudson"), its investment adviser, in the performance of Hudson's duties under the Investment Management Agreement between Trust and Hudson; and (c) with respect to operations of Trust and the Fund other than those relating to Hudson's management of the investments of the Fund, statistical and research data; data processing services; clerical services; internal auditing and legal services; internal executive and administrative services; stationery and office supplies; preparation of reports to shareholders of the Fund; assistance in preparation of tax returns; reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; and general assistance in all aspects of Trust's and the Fund's operations.

          All services to be furnished by Fahnestock under this Agreement may be furnished through the medium of any employees of

Fahnestock. Fahnestock is expressly authorized to delegate any of its duties hereunder to a sub-administrator for such period of time as Fahnestock, in its sole discretion, deems to be appropriate, having at all times the best interest of Trust as its standard.

          3. Trust will pay Fahnestock a fee, computed at the rate of 0.1% per annum of the average net assets of each series of shares of beneficial interest of Trust, plus out of pocket expenses, as may be agreed upon in advance, incurred by Fahnestock in the performance of services hereunder. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly on the first business day of each calendar month for services performed hereunder during the preceding month. The minimum fee to be paid to Fahnestock shall be $2,500.00 per calendar month for each series. If a series of shares of beneficial interest of Trust is not in operation for a full calendar month, the monthly minimum fee shall be prorated accordingly. For the purpose of determining fees payable to Fahnestock, the value of the net assets of a series of shares of beneficial interest of Trust shall be computed at the times and in the manner specified in the current Prospectus and Statement of Additional Information for that series of shares of beneficial interest of Trust.

          4. Fahnestock assumes no responsibility under this Agreement other than to render the services called for hereunder and specifically assumes no responsibilities for investment advice, the investment or reinvestment of the assets of Trust or the determination of the net asset value or net asset value per share of any series of shares of beneficial interest of Trust.

          5. Nothing in this Agreement shall prevent Fahnestock or any officer or employee thereof from acting as administrator for or with any other person, firm or corporation. While the administrative services supplied to Trust may be different from those supplied to other persons, firms or corporations, Fahnestock shall give Trust equitable treatment in supplying services.

          6. If in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement and the investment management agreement with Hudson, but excluding interest, taxes, brokerage expenses, an applicable portion of distribution expenses and, with the prior written consent of the appropriate state securities commissions, extraordinary expenses) exceed the applicable expense limitation of any state having jurisdiction over the Fund, Fahnestock will reimburse the excess expense to the extent that Hudson does not do so. Fahnestock's expense reimbursement obligation will be limited to the amount of its fees received pursuant to this Agreement; however, Fahnestock shall reimburse the Fund for such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state in which Fund shares are registered and qualified for sale so require. This expense reimbursement, if any, will be estimated, reconciled and paid on a quarterly basis. From time to time Fahnestock, in its sole discretion and as it deems appropriate, may assume certain expenses of the Fund and/or other of Trust's series of the shares of beneficial interest while retaining the ability to be reimbursed by the Fund or such other series of the shares of beneficial interest of Trust for such amounts prior to the end of the fiscal year. Fahnestock will not be reimbursed for such amounts if such action would violate the provisions of any applicable state securities laws relating to the limitation expenses of the applicable series of shares of beneficial interest of Trust.

          7.(a) Fahnestock will keep Trust informed of developments materially affecting the Fund, and will, on its own initiative, furnish Trust from time to time with whatever information Fahnestock believes is appropriate for this purpose.

          (b) In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940, Fahnestock hereby agrees that all records which it maintains for Trust and the Fund are the property of Trust and further agrees to surrender promptly to Trust any of such records upon Trust's request.

          8. Fahnestock and its directors, officers, employees, shareholders and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by Trust or its Trustees in connection with the performance of this Agreement, except a loss resulting from willful misfeasance or non-feasance, bad faith, or gross negligence on the part of Fahnestock in the performance of its obligations and duties under this Agreement. Fahenstock agrees to indemnify Trust and its Trustees against any such loss.

          9. Fahnestock shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Trust in any way or otherwise be deemed to be an agent of Trust.

         10. This Agreement shall become effective as of the date first written above and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time upon not less than 60 days' prior written notice to the other party hereto and shall terminate upon its assignment by either party hereto.

         11.  This Agreement may be amended by mutual written consent.

         12. This Agreement shall be construed in accordance with the laws of the State of New York.

         13. Any notice or other communication required to be given pursuant to this Agreement shall be deemed to have been given if delivered or sent by registered or certified mail, return receipt requested, to Fahnestock & Co. Inc., 110 Wall Street, New York, New York 10005, Attention: Secretary; or The Fahnestock Funds at 110 Wall Street, New York, New York 10005, Attention: Secretary.

         14. This Agreement sets forth the agreement and understanding of the parties hereto solely with respect to the relationship between Trust and Fahnestock and the matters covered hereby. Nothing in this Agreement shall govern, restrict or limit in any way other business dealings between the parties hereto other than as expressly provided herein.

          This Administration Agreement is made by the Trustees, and executed on their behalf by the undersigned officer, not individually, but as Trustees under the Trust's declaration of trust, and the obligations of the Trust or any of its series of shares of beneficial interest are not binding upon any of the Trustees or Shareholders individually, but bind only the Trust property or the Trust property of the applicable series of its shares of beneficial interest.

          IN WITNESS HEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the date and year first above written.

                              FAHNESTOCK & CO. INC.


                                       By: /s/ Charles E. Padgett
                                          --------------------------
                                          Charles E. Padgett,
                                          Senior Vice President



                              THE FAHNESTOCK FUNDS



                                       By: /s/ Albert G. Lowenthal
                                          --------------------------
                                          Albert G. Lowenthal,
                                          President

                             AMENDATORY AGREEMENT

     THIS AMENDATORY AGREEMENT is made as of January 1, 1993, by and between Fahnestock & Co. Inc., a New York corporation ("Fahnestock"), and The Fahnestock Funds, a business trust created under the laws of the Commonwealth of Massachusetts ("Trust").

     WHEREAS, Fahnestock is the distributor of shares of Trust, an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended; and

     WHEREAS, Trust has retained Fahnestock as administrator to perform certain administrative services for Trust in addition to its services as distributor of Trust's shares pursuant to an Administration Agreement dated as of March 5, 1991, a copy of which is Annex A hereto; and

     WHEREAS, the parties desire to amend said Administration Agreement to eliminate the fee payable to Fahnestock; and

     WHEREAS, at its meeting on December 1, 1992 the Board of Trustees of the Trust was informed that Fahnestock wished to delete any provision in this Administration Agreement relating to compensation of Fahnestock.

     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by Fahnestock, the parties agree as follows:

     1. The Administration Agreement is amended by deleting therefrom Section 3 in its entirety.

     2. Except as provided in Section 1 of this Amendatory Agreement the Administration Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the date and year first above written.

                              FAHNESTOCK & CO. INC.


                                       By: /s/ Charles E. Padgett
                                          ---------------------------
                                          Charles E. Padgett,
                                          Senior Vice President



                              THE FAHNESTOCK FUNDS



                                       By: /s/ Albert G. Lowenthal
                                          ---------------------------
                                          Albert G. Lowenthal,
                                          President